KEEFE, BRUYETTE & WOODS, INC.
                       SPECIALISTS IN FINANCIAL SERVICES
                               211 BRADENTON AVE.
                                DUBLIN, OH 43017

   PHONE                                                                FAX
614-766-8400                                                        614-766-8408


October 31, 2003

Mr. Daniel L. Stevens
President
Home Federal Savings and Loan Association
500 12th Avenue South
Nampa, ID  83651-4250

Dear Mr. Stevens:

This proposal is in connection with the intention of Home Federal Savings and Loan Association (the "Client" or "Bank") to convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription and Community Offering as defined in the Bank's Plan of Conversion.

Keefe, Bruyette and Woods, Inc. ("KBW") will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Conversion and stock issuance. This letter sets forth selected terms and conditions of our engagement.

1. Advisory/Conversion Services. As the Bank's and Company's financial advisor and marketing agent, KBW will provide the Bank and the Company with a comprehensive program of services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. KBW will provide financial and logistical advice to the Bank and the Company concerning the Conversion and related issues. KBW will assist in providing Conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

KBW shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, financial analysis of the Client with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

Mr. Daniel L. Stevens
October 31, 2003
Page 2 of 6

Additionally, post Conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, after-market trading, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the Conversion, KBW shall furnish to Client a Post-Conversion reference manual, which will include specifics relative to these items. (The nature of the services to be provided by KBW as the Bank's and the Company's financial advisor and marketing agent is further described in Exhibit A attached hereto.)

2. Preparation of Offering Documents. The Bank, the Company and their counsel will draft the Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion. KBW will attend meetings to review these documents and advise you on their form and content. KBW and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

3. Due Diligence Review and Confidentiality. Prior to filing the Registration Statement, Application for Conversion or any offering or other documents naming KBW as the Bank's and the Company's financial advisor and marketing agent, KBW and its representatives will undertake substantial investigations to learn about the Bank's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Company's offering documents. The Bank agrees that it will make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with management the operations and prospects of the Bank. The Bank acknowledges that KBW will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

In connection with the engagement of KBW, it is contemplated that KBW will receive from the Client certain information the Client considers confidential. KBW agrees that it will keep confidential such information provided by and relating to the Client. KBW shall use this confidential information solely for the purpose of rendering services to the Client pursuant to this letter and shall not disclose any of such confidential information to any party (other than certain officers and employees of KBW providing services pursuant to this engagement letter) except with the prior written consent of the Client; provided, however, that the foregoing restriction shall not apply to any information that is publicly available when provided or thereafter becomes publicly available other than through disclosure by KBW or that is required to be disclosed by KBW by judicial or administrative process in connection with any action, suit, proceeding or investigation. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by KBW from any source other than the Client or its representatives, provided that such source was not to the actual knowledge of KBW subject to a confidentiality agreement with the Client.

Mr. Daniel L. Stevens
October 31, 2003
Page 3 of 6

4. Regulatory Filings. The Bank and/or the Company will cause appropriate Conversion and offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), the Federal Deposit Insurance Corporation ("FDIC"), and such state banking and securities commissioners as may be determined by the Bank.

5. Agency Agreement. The specific terms of KBW's services, including stock offering enhancement and syndicated offering services contemplated in this letter shall be set forth in a mutually agreed upon Agency Agreement between KBW and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the FDIC and such state securities commissioners and other regulatory agencies as required by applicable law.

6. Representations, Warranties and Covenants. The Agency Agreement will provide for to be agreed upon representations, warranties and covenants by the Bank and KBW, and for the Company to indemnify KBW and its controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for KBW to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7. Fees. For the services hereunder, the Bank or the Company, or the Bank and the Company together, shall pay the following fees to KBW at closing unless stated otherwise:

         (a) Management Fee. A Management Fee of $50,000 payable in four consecutive monthly installments of $12,500 commencing with the adoption of the Plan of Conversion. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of KBW, KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

         (b) Success Fee: A Success Fee of 1.35% shall be charged based on the aggregate purchase price of common stock sold in the Subscription Offering and Community Offering excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate family) plus any ESOP, charitable foundations, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees. The Management Fee described in 7(a) will be applied against the Success Fee.

         (c) Broker-Dealer Pass-Through. If any shares of the Company's stock remain available after the Subscription Offering and Community Offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms

Mr. Daniel L. Stevens
October 31, 2003
Page 4 of 6

                  and conditions set forth in the selected dealers agreement. KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. KBW will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. From this fee, KBW will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer. The decision to utilize selected broker-dealers will be made by the Bank upon consultation with KBW. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(b).

8. Additional Services. KBW further agrees to provide financial advisory assistance to the Company and the Bank for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions, and other related financial matters (e.g., evaluation of business strategies regarding the use of net proceeds), without the payment by the Company and the Bank of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Bank to obtain such services from KBW. Following this initial one year term, if the Bank, Company and KBW wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9. Expenses. The Bank will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If KBW incurs expenses on behalf of Client, such expenses shall be reasonable and Client will reimburse KBW for such expenses accompanied by appropriate documentation.

KBW shall be reimbursed for reasonable out-of-pocket expenses accompanied by appropriate documentation, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. The selection of KBW's counsel will be done by KBW, with the approval of the Bank. The Bank will reimburse KBW for the fees of its counsel which will not exceed $35,000.

Mr. Daniel L. Stevens
October 31, 2003
Page 5 of 6

10. Conditions. KBW's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in KBW's opinion, which opinion shall have been formed in good faith by KBW after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by KBW, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in KBW's opinion make the sale of the shares by the Company inadvisable.

11. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by KBW.

12. Definitive Agreement. This letter reflects KBW's present intention of proceeding to work with the Bank on its proposed Conversion. It does not create a binding obligation on the part of the Bank, the Company or KBW except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7(a) and the assumption of expenses as set forth in Section 9, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by KBW pursuant to this engagement is rendered for use solely by the Bank and the Company and its agents in connection with the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

KBW acknowledges that in offering the Company's common stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, KBW agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

Mr. Daniel L. Stevens
October 31, 2003
Page 6 of 6

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,


KEEFE, BRUYETTE & WOODS, INC.

By: /s/ PATRICIA A. MCJOYNT
    -----------------------------
    Patricia A. McJoynt
    Managing Director


HOME FEDERAL SAVINGS & LOAN ASSOCIATION

By: /s/ DANIEL L. STEVENS              Date:  November 19, 2003
    -----------------------------             -----------------
    Daniel L. Stevens
    President

                                    EXHIBIT A
                                    ---------

                         CONVERSION SERVICES PROPOSAL
                   TO HOME FEDERAL SAVINGS & LOAN ASSOCIATION

KBW provides thrift institutions converting from the mutual to stock form of ownership with a comprehensive program of stock issuance services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the stock issuance services, if appropriate, we propose to perform on behalf of the Bank.

General Services
----------------

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist in drafting and distribution of press releases as required or appropriate.

Stock Offering Enhancement Services
-----------------------------------

Establish and manage Stock Information Center at the Bank. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign KBW's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center, meet with prospective shareholders at individual and community information meetings (if applicable), solicit local investor interest through a telemarketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

-----------------------------------------------

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
-------------------------------

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

After-market Support Services.
------------------------------

KBW will use their best efforts to secure trading and on-going research commitment from at least three NASD firms, one of which will be Keefe, Bruyette & Woods, Inc.